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                                                                   Exhibit 23.15

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Charter Communications, Inc:


We consent to the inclusion in Amendment No. 1 to the registration statement (No. 333-65094) on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our report on the combined balance sheets of the TCI Falcon Systems (as defined in Note 1 to the combined financial statements) as of September 30, 1998 and December 31, 1997, and the related combined statements of operations and parent's investment, and cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997 included herein and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/ KPMG LLP


Denver, Colorado
July 30, 2001